Exhibit 10.23

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Settlement”) is made and entered into as of the 26th day of March 2011, by and between Titan Management and Consulting, L.L.C. (hereafter collectively “Titan”); Anthony Corso individually, and; Green Energy Management Services, Inc. (hereafter “GEM”).  Titan, GEM and Mr. Corso are hereinafter sometimes collectively referred to as the “Parties.”
RECITALS

WHEREAS, on or about January 16, 2011, Titan and GEM entered into that certain Sales Commission Agreement;

WHEREAS, simultaneous with that agreement, Titan and GEM entered into that certain Consulting Services Agreement (hereafter the Sales Commission Agreement and the Consulting Services Agreement may be collectively referred to as the “Former Agreements”);

WHEREAS, GEM desires to terminate the Former Agreements for convenience and the Parties desire to resolve hereby all disputes, rights, obligations and/or claims either Party may have as a result of said termination;

WHEREAS, this Settlement (the “Settlement”) is made and entered into as of the 26th day of March 2011, by and between the Parties.

NOW THEREFORE, IT IS HEREBY STIPULATED AND AGREED:

1.             In consideration for the payment of $26,000.00 by GEM to Titan, the sufficiency of which is hereby recognized, Titan, GEM and Mr. Corso will forever relinquish and release each other and their past or present subsidiaries, parents, successors and predecessors, officers, directors, agents, employees, stockholders, accountants, commercial, bank lenders, representatives, affiliates, consultants, attorneys, insurers and any person, firm, trust, corporation, officer, director or other individual or entity from any and all claims, debts, demands, rights or causes of action or liabilities whatsoever.  It is understood that this Release is to be full and complete, that it is designed to achieve a total resolution of all claims between the Parties, and that it is to be interpreted broadly to achieve said resolution:

2.             For a time period until two (2) years from the execution of this Settlement, Contractor shall not, either directly or indirectly:  (i) serve in any capacity (including as an owner, officer, director, employee, shareholder or independent consultant) with any competitor of GEM that is engaged in the marketing, distribution and/or sale of water valve technology competitive with GEM.

3.             Titan and Mr. Corso agree to defend, indemnify and hold harmless GEM and its officers, directors, shareholders, employees and consultants from liability for any of the settled claims asserted or threatened by any entity acting on behalf of or in concert with Titan and/or Mr. Corso, or by any entity or individual asserting or threatening claims against GEM that are released by this Settlement, or by any third-party known to Titan and/or Mr. Corso to whom Titan and/or Mr. Corso may have obligated GEM.  GEM agrees to defend, indemnify and hold harmless Titan and Mr. Corso from liability for any settled claims asserted or threatened by any entity acting on behalf of or in concert with GEM, or by any entity or individual asserting or threatening claims against Titan and/or Mr. Corso that are released by this Settlement.

4.             Titan and Mr. Corso shall not, in any communications with the press or other media or any customer, client, competitor or supplier of GEM, or any of GEM’s affiliates affiliates, criticize, ridicule or make any statement which disparages or is derogatory of GEM or its affiliates or any of their respective consultants, stockholders, officers, directors or employees.

5.             The Settlement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors in interest, assigns, heirs, executors, administrators, affiliates, parents, subsidiaries, directors, shareholders and officers, and any partnership or corporation into or with which any party hereto may merge, consolidate or recognize.

6.             This Settlement may be executed in counterparts, including by signature transmitted by facsimile.  Each counterpart when so executed shall be deemed to be an original, and all such counterparts together shall constitute the same instrument.  The undersigned signatories represent that they have authority from their clients to execute this Stipulation.

7.             This Settlement is governed by Delaware law, without giving effect to Delaware’s conflict of laws principles.  The parties consent to the jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York for any controversy, dispute or question arising out of, in connection with, or in relation to this Agreement.

8.             If any provision of this Settlement is held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining provisions of this Settlement shall remain in full force and effect.  The waiver of any breach of any provision under this Settlement by any party shall not be deemed to be a waiver of any preceding or subsequent breach, nor shall any waiver constitute a continuing waiver.  The remedies accorded herein to the parties are cumulative and in addition to those provided by law, and may be exercised separately, concurrently or successively.

9.             This Settlement contains the entire understanding and agreement of the parties and there have been no promises, representations, agreements, warranties or undertakings by either of the parties, either oral or written, except as stated in this Settlement.  It supersedes all prior agreements of any sort between the parties.

IT IS HEREBY AGREED by the undersigned as of March 18, 2011.

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/s/ [signature illegible]	/s/ Anthony Corso
TITAN MANAGEMENT	ANTHONY CORSO
AND CONSULTING, L.L.C.

/s/ Robert Weinstein (for Michael Smith 3/26/11)
GREEN ENERGY MANAGEMENT
SERVICES, INC.